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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

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                             First Savings Bancorp
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Notes:
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                   [LETTERHEAD OF FIRST SAVINGS BANCORP, INC.]



February 16, 2000



Dear Shareholder:

         Like you, we are shareholders of First Savings Bancorp. We have the same goals for our personal investments that you do. So, our recently announced merger with First Bancorp is very important to us. We would not have agreed to it if we were not convinced that it is the best way we know to increase the value of your investment and ours.

         For many years, we have sought the best ways to maximize the value of First Savings to its shareholders. As directors, we finally determined that combining our strengths with those of a commercial bank would be the best way to reach these goals. On December 16, 1999, First Savings Bancorp announced its merger with First Bancorp, a commercial bank with over $550 million in assets, headquartered just 35 miles away in Troy, NC.

         In searching for a partner, we approached many well-known banks of varying sizes to determine their interest in a merger. First Savings Bancorp representatives held discussions with eleven banks from four states. After a series of negotiations, three offers were received. The directors, after careful deliberation, agreed to join forces with First Bancorp. At the time we decided to negotiate a final agreement with First Bancorp, its offer was valued at $24.00 share. No one offered a superior offer to the one presented by First Bancorp.

         We believe that combining our two corporations will create an exciting, new one - almost a billion-dollar company headquartered here in the Sandhills - that will be greater than the sum of the parts. First Bancorp has a level of earnings that we cannot match; we bring capital which they need. Together we will have substantial resources and we will be positioned for future growth. We will be the 10th largest bank in North Carolina and the preeminent bank in Moore County.

         We believe that a merger with First Bancorp is a great opportunity for enhancing First Savings shareholder value. First Bancorp is a high performing company. During 1999, it returned 15.56% on equity. In a press release issued on January 18, 2000, it announced that 1999 earnings grew 16.5% over 1998 earnings. First Savings capital and First Bancorp earnings will be a powerful combination.

Some of our shareholders have questioned the merger. We are happy to respond to those questions.
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Letter to Shareholders
February 16, 2000
Page 2



         o We believe that our shareholders will receive fair value. We will receive shares in the combined company that we believe will be stronger and more profitable and have better prospects than either First Savings or First Bancorp individually. We will receive 1.2468 shares in First Bancorp for each share in First Savings.

         o Our merger agreement with First Bancorp provides for an anticipated annual dividend rate of at least $0.76 per share. However, on a comparable basis after giving effect for the additional shares received, that dividend is equivalent to $0.95 per share, compared to the current dividend of $1.04 per share. As is the case with First Savings' dividends, the payment of dividends will always be subject to market, financial, regulatory and other conditions; but this was the highest anticipated dividend level offered to us.

         o The benefits provided for our management are fair and they are in line with industry precedents. Our outside directors approved those benefits after thorough discussion. We are fortunate to be able to place seven of our directors on the new First Bank board, which will make the transition easier and also give us a voice in the bank going forward.

         o We consulted with independent financial advisors. When we learned that First Bancorp made the best offer and that First Bancorp's advisors were affiliates of our advisors, both First Savings and First Bancorp got new, separate financial advisors.

         We pledge to you that our sole objective at every point has been to make decisions that are in the best interests of our shareholders. We are shareholders. We think like shareholders.

         We know that you may have questions about the merger. Good. Before you are asked to vote on the merger, you will receive our proxy statement. It will contain detailed information about the merger. After you receive it, we will want to answer any remaining questions.
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Letter to Shareholders
February 16, 2000
Page 3


Sincerely,


William E. Samuels, Jr.              John F. Burns
Chairman of the Board                President, CEO and Director


Virginia C. Brandt                   H. David Bruton, M.D.
Director                             Director


Felton J. Capel                      J. Edwin Causey
Director                             Director


Frank G. Hardister                   Henry A. Clayton
Director                             Director


Dr. W. Harrell Johnson               Thomas E. Phillips
Director                             Director

         Please read the proxy statement/prospectus regarding our proposed merger with First Bancorp when it is mailed to you. It will contain important information. You may also obtain a copy of the proxy statement/prospectus and other relevant documents filed by First Savings and First Bancorp with the SEC, for free at the SEC's web site (http://www.sec.gov). You may also obtain a free copy from us by writing or calling our Corporate Secretary at First Savings Bancorp, Inc., P. O. Box 1657, Southern Pines, North Carolina 28388-1657, telephone (910) 692-6222.

         The persons sending this letter are all of the directors of First Savings Bancorp. Some of us are also officers. We are all shareholders. A description of our security holdings and other interests in First Savings is set forth in our September 24, 1999 proxy statement, which is available for free at the SEC web site described above or by writing or calling us at the address set forth above. Copies may also be obtained at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The proxy statement may be read and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048.